Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MEMC Electronic Materials, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-96420, 333-19159, 333-43474, 333-83624, 333-83628, 333-100404, 333-122405 and 333-142818) on Form S-8 of MEMC Electronic Materials, Inc. of our report dated February 28, 2008, with respect to the consolidated balance sheets of MEMC Electronic Materials, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in the December 31, 2007 Annual Report on Form 10-K of MEMC Electronic Materials, Inc.

As discussed in Note 2 to the consolidated financial statements, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of Statement of Financial Accounting Standard No. 109” effective January 1, 2007.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment” effective January 1, 2006.

As discussed in Note 2 to the consolidated financial statements, the Company adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” effective December 31, 2006, and the Company changed its method of quantifying errors in 2006.

/s/ KPMG LLP

St. Louis, Missouri

February 28, 2008